Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company Contacts:	Media Relations:
Thomas Braum,	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize,	Fred Marx
Vice President Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

HANDLEMAN COMPANY FILES ITS FISCAL 2003 FORM 10-K

Troy, Michigan—August 18, 2003—Handleman Company (NYSE: HDL), www.handleman.com, announced that it has filed its fiscal year 2003 Form 10-K today. The Company received an automatic extension to file its Form 10-K to August 18, 2003 (from the August 1, 2003 filing due date). The extension request was to allow the Company time to complete an internal review initiated as the result of a SEC investigation involving a Handleman Company subsidiary. In addition, as previously announced the Company implemented a change in its revenue recognition method and reclassified costs associated with acquiring and preparing inventory for distribution from selling, general and administrative expenses to direct product costs.

The Company has restated its prior year financial statements to reflect these changes, including the results of its internal review. For fiscal year 2003, the revisions resulted in increased sales, from what was reported in the Company’s fiscal year end earnings press release (issued June 10, 2003), of $9.6 million (less than 1%) to $1.36 billion. Earnings per diluted share were unchanged at $1.06, after impairment of subsidiary assets charges of $.67 per share. For fiscal year 2002, the restated financial statements reflect a decline in sales from previously reported results of $11.8 million (again less than 1%) to $1.33 billion, and diluted earnings per share were lowered by $.01.

Stephen Strome, Chairman and CEO stated, “Due to the recently announced SEC investigation, we believe the Company took the prudent course by waiting until the internal review was completed before filing our Form 10-K. The Company has cooperated and will continue to cooperate fully with the SEC. As we previously indicated, the outcome of the Company’s review and of the change in the method for revenue recognition did not have a material impact on the Company’s financial results.”

The Company has restated its quarterly and fiscal year end income statements for fiscal years 2003 and 2002 and will include them in a Form 8-K filing later this week. For further information, refer to the Company’s fiscal year 2003 Form 10-K. This can be reviewed on-line at www.handleman.com. Click on Investor Relations and then SEC filings. A copy can also be obtained by mailing a request to:

Handleman Company Attention: Investor Relations 500 Kirts Blvd. Troy, Michigan 48084 * * * * * * * * * *

About Handleman Company:

Handleman Company is comprised of two operating divisions: Handleman Entertainment Resources (H.E.R.) and Anchor Bay Entertainment (ABE).

H.E.R. is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, H.E.R. manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

Anchor Bay Entertainment is an independent home video label, which markets a vast collection of popular titles on DVD and VHS that range from children’s classics to exercise to suspense and horror.

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